Exhibit 99.1

BIOHAVEN RESTRUCTURES LICENSE AGREEMENT WITH BRISTOL-MYERS SQUIBB TO REDUCE ROYALTIES PAYABLE ON ITS MIGRAINE PRODUCT CANDIDATES; TRANSACTION FINANCED THROUGH PRIVATE PLACEMENT WITH LEADING INSTITUTIONAL INVESTORS

NEW HAVEN, Connecticut, March 12, 2018 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) (“Biohaven” or the “Company”) announced today a restructuring of its global license agreement with Bristol-Myers Squibb Company (NYSE: BMY) (“BMS”) for Biohaven’s small molecule calcitonin gene-related peptide (CGRP) receptor antagonist platform, which includes its product candidates rimegepant, a potentially best-in-class CGRP receptor antagonist for the acute treatment of migraine, and BHV-3500, a third-generation antagonist for the acute treatment and prevention of migraine. As part of the restructuring, Biohaven will pay BMS an upfront payment of $50 million in return for a low single digit reduction in the royalties payable on net sales of rimegepant and a mid-single digit reduction in the royalties payable on net sales of BHV-3500. Under the original license agreement with BMS, Biohaven was obligated to make tiered royalty payments based on annual worldwide net sales of licensed products upon their approval and commercialization, with percentages in the low- to mid-teens. The upfront payment for the restructuring was financed through a private placement of Biohaven common shares to leading institutional investors.

The restructuring also removes BMS’s right of first negotiation to regain its intellectual property rights or enter into a license agreement with Biohaven following the Company’s receipt of topline data from its Phase 3 clinical trials with rimegepant, and clarifies that antibodies targeting CGRP are not prohibited as competitive compounds under the non-competition clause of the agreement, thereby permitting Biohaven to potentially license rimegepant or BHV-3500 to a company with a CGRP antibody program. The license agreement, which was originally executed in July 2016, continues to provide Biohaven with exclusive global development and commercialization rights to rimegepant, BHV-3500 and related CGRP molecules, as well as related know-how and intellectual property. Biohaven’s obligations to make development and commercial milestone payments to BMS remain unchanged.

Vlad Coric, M.D., Chief Executive Officer of Biohaven, commented, “This license agreement restructuring creates significant value for Biohaven and enhances our strategic flexibility moving forward. We believe the revised agreement, along with our recently announced exclusive license for developing small molecule CGRP receptor antagonists with the Zydis® ODT technology, significantly enhances our position to create shareholder value through the ongoing development of efficacious, differentiated and patient-friendly therapies for both the acute treatment and prevention of migraine. We were pleased to be able to finance this restructuring through investments from a number of leading institutions.”

Biohaven is progressing multiple formulations of its small molecule CGRP receptor antagonists in an effort to meet patient needs across the spectrum of acute treatment and prevention of migraine. Biohaven has completed enrollment in two pivotal Phase 3 trials evaluating rimegepant as an acute treatment for patients with migraine. In total, approximately 3,000 patients have been enrolled and topline data for both trials is expected to be received during the first quarter of 2018. A third Phase 3 trial of rimegepant, evaluating a Zydis ODT formulation, commenced in February 2018. A long-term safety trial that allows dosing of rimegepant as frequently as once a day began in August 2017 and currently has over 1,000 patients enrolled and eligible to receive rimegepant for up to one year. Biohaven’s BHV-3500 will be concurrently developed for the acute treatment of migraine and the prevention of chronic and episodic migraine, and is scheduled to begin a Phase 1 clinical trial in the first half of 2018.

The restructuring was financed through a $55 million private placement of 2,000,000 Biohaven common shares at a price of $27.50 per share. The shares were placed with leading institutional investors, including both new and existing Biohaven investors. Biohaven intends to use the net proceeds from the private placement to fund the $50 million upfront payment to BMS. The private placement is expected to close on March 14, 2018, subject to customary closing conditions.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission within 30 days of the closing for purposes of registering the resale of the common shares issued in the private placement.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulation platforms. The Company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements concerning the closing of the private placement, the potential value to Biohaven and its shareholders of the restructuring, the Company’s expected timing of the receipt of data from the ongoing Phase 3 clinical trials of rimegepant, the expected benefits of the Zydis® ODT formulation of rimegepant and the future clinical development of BHV-3500, are forward-looking statements. The use of certain words, including the “believe”, “could”, “expect” and “will” and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans and objectives disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-

looking statements, including uncertainties relating to the timing of the receipt and statistical analysis of clinical trial data from the rimegepant trials, the ability of rimegepant and BHV-3500 to demonstrate safety and efficacy in clinical trials and our ability to receive regulatory approval to commence our Phase 1 clinical trial of BHV-3500. Additional important factors to be considered in connection with forward-looking statements are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2018. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, contact Dr. Vlad Coric, the Chief Executive Officer, at Vlad.Coric@biohavenpharma.com.